Agreement

between

Helmut Swyen
Am Oberen Feld 105, 40668 Meerbusch
("Seller 1")

Herbert Hegener
Sebastiansweg 20, 40231 Dusseldorf
("Seller 2")


Des-Dur Vermogensverwaltungs GmbH, Hallbergmoos
AG Munchen HRB 120192
duly represented by its managing director Dr. Andreas Rodin
("Purchaser")


Isonics Corporation
4010 Moorpark Avenue, Suite 119
San Jose, CA 95117, U.S.A.
duly represented by its managing director Jim Alexander.


WHEREAS, the parties hereto have entered on May 29, 1998 into a sale and purchase agreement relating to all shares in the registered share capital of Chemotrade Chemiehandelsgesellschaft mbH, Dusseldorf ("Chemotrade"), notarial deed no. 28/1998 of the notary-public Wilhelm Hebing, Berlin;

WHEREAS, the Purchaser has purchased from the Seller 1 and the Seller 2, and the Seller 1 and the Seller 2 have sold to the Purchaser, all their Chemotrade shares under said notarial deed;



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WHEREAS, the Chemotrade shares shall be assigned on the Closing Date (as defined in the sale and purchase agreement) by the Seller 1 and the Seller 2 to the Purchaser against (i) payment of DM 1.5 million plus interest thereon at a rate of 10% p.a. from July 1, 1998 until the Closing Date to each of the Seller 1 and the Seller 2 (in aggregate DM 3 million), and (ii) delivery of 178,865 common shares of Isonics Corporation to each of the Seller 1 and the Seller 2 (in aggregate 357,730 common shares);

WHEREAS, Chemotrade has an account payable to Isonics Corporation of US-$ 924,000 and has an account receivable in the amount of US-Dollar 1,018,500;

WHEREAS, the parties hereto intend to modify the sale and purchase agreement in respect of the obligations to be satisfied by the Purchaser on the Closing date;

Now, therefore, the parties hereto agree as follows:

1. Isonics Corporation hereby assigns to the Purchaser its account receivable from Chemotrade in the amount of US-$924,000 and the Purchaser hereby accepts such assignment. Isonics Corporation will account for such assignment as an investment in the Purchaser. Chemotrade hereby confirms the assignment. Isonics Corporation confirms that it has not otherwise disposed of its account receivable and represents and warrants that such assignment does not violate any arrangement, agreement or undertaking of Isonics Corporation.

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2.       Chemotrade  hereby  pledges and assigns by way of security  its account
         receivable  in  the  amount  of   US-$1,018,500  to  the  Purchaser  as
         collateral for Chemotrade's account payable to the Purchaser in the amount of US-$924,000.

3. The Purchaser hereby assigns its account receivable from Chemotrade in the amount of US-$1,018,500 in two equal instalments of US-$462,000 each to the Seller 1 and the Seller 2 and the Seller 1 and the Seller 2 hereby accept such assignment. Chemotrade confirms the assignment by the Purchaser to the Seller 1 and the Seller 2 and undertakes in favour of the Seller 1 and the Seller 2 not to dispose of its account receivable up to the amount of US-$1,018,500 other than in fulfilment/ satisfaction of the account payable in the amount of US-$924,000 assigned by the Purchaser to the Seller 1 and the Seller 2.

4. The Purchaser and the Seller 1 and the Seller 2 agree that on the Closing Date the Chemotrade shares shall be assigned by the Seller 1 and the Seller 2 to the Purchaser against (i) a cash payment by the Purchaser to the Seller 1 and the Seller 2 in the aggregate amount of DM 1,336,800 plus interest thereon a rate of 10% from July 1, 1998 until the Closing Date, (ii) delivery by the Purchaser of 178,865 common shares of Isonics Corporation to each of the Seller 1 and the Seller 2, and (iii) an undertaking of the Purchaser in favour of the Seller 1 and the Seller 2 to pay interest on the account receivable from Chemotrade in the amount of US-$924,000 at a rate of 2% per month from July 1, 1998 through the date of receipt of the account receivable by the Seller 1 and the Seller 2.

5. Isonics Corporation guarantees all obligations undertaken hereunder by the Purchaser. This Agreement and the assignments and the pledge set forth herein shall be governed by German law.

Dusseldorf, July 15, 1998



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----------------------------------------------------
          -------------------------------------------------------

Herbert Hegener                                               Helmut Swyen



Berlin, July 16, 1998


---------------------------------------------
Des-Dur Vermogensverwaltungsgesellschaft GmbH
Dr. Andreas Rodin


San Jose, July 16, 1998


--------------------------------------------------------------------------------
Isonics Corporation
Jim Alexander